Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SLM Corporation:

We consent to the incorporation by reference of the following registration statements of SLM Corporation and subsidiaries (the Company):

Form	Registration Number
S-3	333-178087
S-8	333-140285
S-8	333-125317
S-8	333-33575
S-8	333-33577
S-8	333-44425
S-8	333-53631
S-8	333-68634
S-8	333-80921
S-8	333-92132
S-8	333-109315
S-8	333-109319
S-8	333-159447
S-8	333-116136
S-8	333-181646

of our reports dated February 19, 2014, with respect to the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, the adjustments to the 2011 consolidated financial statements to reflect discontinued operations, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of the Company.

/s/ KPMG LLP

McLean, Virginia February 19, 2014